UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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AK STEEL HOLDING CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

AK STEEL HOLDING CORPORATION

703 Curtis Street

Middletown, Ohio 45043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2006 Annual Meeting of Stockholders of AK Steel Holding Corporation (the “Company”) will be held at The Ritz-Carlton Chicago, 160 East Pearson Street at Water Tower Place, Chicago, Illinois 60611-2124, on Friday, May 19, 2006, at 1:30 p.m., Central Daylight Saving Time, for the following purposes:

1.	To elect eight directors of the Company; and

2.	To transact such other business as properly may come before the meeting.

The Board of Directors has fixed March 27, 2006, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

Stockholders will need to present personal photo identification and an admission ticket to attend the Annual Meeting. If you are a Holder of Record, an admission ticket is attached to your proxy card for this purpose. If your shares are not registered in your name, you must bring personal photo identification and proof of stock ownership to the meeting to receive an admission ticket. Please bring either a copy of your account statement or a letter from your broker, bank or other institution reflecting the number of shares of common stock you own as of March 27, 2006. Please note that no cameras, recording devices or other electronic devices will be permitted at the meeting. For your safety, we reserve the right to inspect all packages prior to admission at the Annual Meeting.

By order of the Board of Directors,
DAVID C. HORN
Secretary

Middletown, Ohio

April 17, 2006

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE MARK, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU CAN VOTE VIA THE INTERNET, BY TELEPHONE, OR BY MAILING YOUR COMPLETED AND SIGNED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY FURNISHING WRITTEN NOTICE TO THAT EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY, OR BY SUBMITTING A SUBSEQUENT VOTE VIA THE INTERNET OR BY THE TELEPHONE. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY ALSO ATTEND THE ANNUAL MEETING AND REVOKE YOUR PROXY IN PERSON.

AK STEEL HOLDING CORPORATION

703 Curtis Street

Middletown, Ohio 45043

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of AK Steel Holding Corporation (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 19, 2006, and at any and all adjournments thereof.

At the meeting, the Company’s stockholders will vote for the election of eight directors. The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the meeting is required for election as a director. All other matters require the favorable vote of a majority of the shares voted at the meeting in person or by proxy for approval. Each share represented by a duly executed proxy received by the Company prior to the meeting will be voted in accordance with the choices specified therein by the stockholder. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting. If you indicate on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that item. Abstentions are not counted in determining the number of shares voted for or against any nominee for director or any management or stockholder proposal, but will be counted to determine whether there is a quorum present. Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date, by submitting a subsequent vote via the internet or by the telephone, or by attending the meeting and voting in person.

If your shares are held through a broker or other nominee, and you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, the nominee has discretion to vote those shares on matters that the New York Stock Exchange (the “NYSE”) has determined are routine. However, a nominee cannot vote shares on non-routine matters without your instructions. If the nominee does not vote on a matter because you have failed to provide instructions, this is referred to as a “broker non-vote.” Broker non-votes will be treated the same as abstentions.

The Board of Directors has fixed the close of business on March 27, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, there were issued and outstanding 110,008,219 shares of common stock, which is the only class of stock outstanding. Holders of common stock are entitled to one vote for each share held on all matters that properly may come before the meeting.

ELECTION OF DIRECTORS

In accordance with the Company’s by-laws, the Board of Directors has fixed the number of directors at eight, effective as of the date of the forthcoming Annual Meeting. Eight incumbent nominees will stand for election at the Annual Meeting. One incumbent director will not stand for election because he has reached the age of 72 and may not stand for election under the Company’s Corporate Governance Guidelines. If elected, each of the nominees will serve as a director of the Company for a term expiring on the date of the next succeeding Annual Meeting and until his or her successor is duly elected and qualifies. If any nominee is unable to serve, or determines, prior to his or her election, that he or she will be unable to serve, proxies may be voted for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

Information Concerning Nominees for Directors

Set forth below is information with respect to the eight nominees for election as directors.

Richard A. Abdoo

Mr. Abdoo, age 62, a director of the Company since April 19, 2001, retired as Chairman and Chief Executive Officer of Wisconsin Energy Corporation on April 30, 2004, having served in those positions since May 1, 1991. He is also a director of Marshall & Ilsey Corporation and Catalytica Energy Systems, Inc. He is a member of the American Economic Association and is a registered professional engineer in various states.

Dr. Bonnie G. Hill

Dr. Hill, age 64, a director of the Company since April 7, 1994, is President of B. Hill Enterprises, LLC, a consulting firm specializing in corporate governance and board organizational and public policy issues. From February 1997 to July 2001 she was President and Chief Executive Officer of The Times Mirror Foundation, Vice President of The Times Mirror Company, and, from August 1998 to July 2001, Senior Vice President Communications and Public Affairs for the Los Angeles Times. Prior thereto, she served as Dean of the McIntire School of Commerce at the University of Virginia. She is also a director of Hershey Foods Corporation, The Home Depot, Inc., Albertson’s, Inc., YumBrands, Inc. and California Water Service Group, and serves on the boards of Goodwill of Greater Los Angeles, the Los Angeles Urban League and the NASD Investor Education Foundation.

Robert H. Jenkins

Mr. Jenkins, age 63, a director of the Company since January 24, 1996, has served as Lead Director of the Board of Directors since January 1, 2006. From October 16, 2003 to December 31, 2005, Mr. Jenkins served as the non-executive Chairman of the Board. Mr. Jenkins served as Chairman of the Board of Sundstrand Corporation from April 1997 and as President and Chief Executive Officer of that company from September 1995, in each case until his retirement in August 1999 following the merger of Sundstrand Corporation with and into United Technologies Corporation in June 1999. For more than five years prior thereto, Mr. Jenkins was employed by Illinois Tool Works as its Executive Vice President and in other senior management positions. Mr. Jenkins also is a director of Clarcor Inc., Solutia, Inc. and Jason, Inc.

Lawrence A. Leser

Mr. Leser, age 70, a director of the Company since May 17, 1995, retired as Chairman of The E.W. Scripps Company in May 1999, having also served as its Chief Executive Officer from July 1985 until May 1996. Mr. Leser also serves as a Trustee of Xavier University.

Daniel J. Meyer

Mr. Meyer, age 69, a director of the Company since January 1, 2000, retired as Chairman and Chief Executive Officer of Milacron Inc. in May 2001. He also serves as a director of Hubbell Inc. and Cincinnati Bell Inc.

Shirley D. Peterson

Mrs. Peterson, age 64, a director of the Company since January 13, 2004, was President of Hood College, an independent liberal arts college in Frederick, Maryland, from 1995 until 2000. She has been an independent trustee of the Scudder Mutual Funds since 1995. From 1989 until 1993, she served in the U.S. government, first appointed by President George H.W. Bush as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of Internal Revenue. She also was a partner in the law firm of Steptoe & Johnson, where she spent a total of 22 years from 1969 until 1989 and 1993 until 1994. She also serves as a director of Federal Mogul Corporation, Goodyear Tire & Rubber Company, Champion Enterprises, Inc. and Wolverine World Wide, Inc. and is a trustee of Bryn Mawr College.

Dr. James A. Thomson

Dr. Thomson, age 61, a director of the Company since March 18, 1996, is the President and Chief Executive Officer of The RAND Corporation, having served in that capacity since August 1989. He also serves as a director of Encysive Pharmaceuticals Inc.

James L. Wainscott

Mr. Wainscott, age 49, a director of the Company since October 16, 2003, has served as Chairman, President and Chief Executive Officer of the Company since January 1, 2006. He served as President and Chief Executive Officer of the Company from October 2003 to December 2005; Chief Financial Officer from July 1998 until October 2003; and as Treasurer from April 1995 until April 2001. He was elected Senior Vice President in January 2000, having previously served as Vice President from April 1995 until that date. He also serves on the Board of the American Iron and Steel Institute.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF EACH OF THE FOREGOING NOMINEES.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Public and Environmental Issues Committee. In 2005, Mr. Jenkins served as an ex-officio, non-voting member of each of these committees in his capacity as non-executive Chairman. Effective January 1, 2006, following Mr. Wainscott’s election to serve as Chairman of the Board, Mr. Jenkins was elected to serve as Lead Director of the Board and ceased serving as an ex-officio member on any of these committees. At the same time, Mr. Jenkins became a regular voting member of two of the committees, as noted below.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including: (i) overseeing the integrity of the Company’s financial statements; (ii) monitoring compliance with legal and regulatory requirements; (iii) assessing the independent auditor’s qualifications and independence; and (iv) assessing the performance of the independent auditors and internal audit function. In fulfilling these responsibilities, the Audit Committee selects and appoints the firm of certified public accountants that will serve as the independent auditors of the Company’s annual financial statements. The Committee also meets with representatives of that accounting firm to review the plan, scope and results of the annual audit, the Company’s critical accounting policies and estimates and the recommendations of the independent accountants regarding the Company’s internal accounting systems and controls. During 2005, the Committee consisted of Messrs. Leser (Chair) and Meyer, Mrs. Peterson and Dr. Thomson. A report of the Audit Committee is set forth on page 27. In March 2006, the Board of Directors determined that all of the Committee members are financially literate and each of Messrs. Leser and Meyer is an “audit committee financial expert,” as that term is defined in Item 401(h)(2) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee satisfies the requirements of the NYSE Rules 303A.06 and 303A.07 and Rule 10A-3 of the Exchange Act and each of its members satisfies the independence, financial literacy and other requirements of those provisions and NYSE Rule 303A.02.

Compensation Committee

The primary purpose of the Compensation Committee is to assist the Board in overseeing the Company’s management compensation policies and practices, including: (i) determining and approving the compensation of the Company’s Chief Executive Officer; (ii) reviewing and approving compensation levels for the Company’s other executive officers; (iii) reviewing and approving management incentive compensation policies and programs; (iv) reviewing and approving equity compensation programs for employees; and (v) producing an annual report on executive compensation for inclusion in the proxy statement. During 2005, the members of the Committee were Messrs. Abdoo (Chair), Leser and Fites and Dr. Hill. Effective January 1, 2006, Mr. Jenkins became a member of the Compensation Committee. A report of the Compensation Committee is set forth beginning on page 19. All members of the Compensation Committee are “outside directors” as that term is defined by the Internal Revenue Code of 1986, as amended (the “Code”) at Section 162(m). The Compensation Committee satisfies the requirements of the NYSE Rule 303A.05 and each of its members satisfies the independence and other requirements of that rule and NYSE Rule 303A.02.

Nominating and Governance Committee

The primary purpose of the Nominating and Governance Committee is to assist the Board in: (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) overseeing the Company’s policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) developing, recommending to the Board and overseeing implementation of the Company’s Corporate Governance Guidelines; and (iv) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. During 2005, the members of the Committee were Messrs. Fites (Chair) and Abdoo and Mrs. Peterson. Effective January 1, 2006, Mr. Jenkins became a member of the Committee and replaced Mr. Fites as Chair. Mr. Fites will continue as a member of the Committee until he retires from the Board effective with the 2006 annual meeting of stockholders. The Nominating and Governance Committee satisfies the requirements of the NYSE Rule 303A.04 and each of its members satisfies the independence and other requirements of that rule and NYSE Rule 303A.02.

In fulfilling its responsibility of identifying, screening and recommending persons for nomination by the Board to serve as a director, the Committee may solicit input and/or recommendations from other members of the Board and/or independent advisors. After the Committee’s deliberations are completed, it reports its findings and recommendations to the Board. The Board then proposes a slate of nominees to the stockholders for election to the Board.

In addition to meeting independence requirements, nominees for the Board must not have reached their 72nd birthday at the time of their election. Nominees are selected on the basis of the following principal criteria: personal qualities and characteristics, such as judgment, integrity, reputation in the business community, and record of public service; business and/or professional expertise, experience and accomplishments; ability and willingness to devote sufficient time to the affairs of the Board and of the Company; diversity of viewpoints, backgrounds and experience from those of other nominees; the needs of the Company at the time of nomination to the Board; and the likely integration of a particular candidate’s skills and personality with those of other nominees in building a Board that will be effective and responsive to the needs of the Company.

The Nominating and Governance Committee will give appropriate consideration to candidates for Board membership nominated by stockholders in accordance with the Company’s by-laws, or as otherwise recommended and will evaluate such candidates in the same manner as other candidates identified to the Committee. Any such recommendations may be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Secretary, AK Steel Holding Corporation, 703 Curtis Street, Middletown, Ohio 45043 and should contain whatever supporting material the stockholder considers appropriate. The Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s by-laws relating to stockholder nominations as described below in “Stockholder Proposals for the 2007 Annual Meeting and Nominations of Directors.” No such nominee was recommended by any security holder or security holder group for election at the 2006 Annual Meeting.

Public and Environmental Issues Committee

The primary purpose of the Public and Environmental Issues Committee is to review on behalf of the Board, and to advise management with respect to, significant public policy, environmental, legal, health and safety, and trade issues pertinent to the Company and its policies. During 2005, the Committee consisted of Drs. Thomson (Chair) and Hill and Mr. Meyer.

Attendance at Meetings

During 2005, there were eight meetings of the Board of Directors. There were five meetings of the Compensation Committee, eight meetings of the Audit Committee, four meetings of the Nominating and Governance Committee and five meetings of the Public and Environmental Issues Committee. The Company does not have a formal written policy regarding director attendance at the Annual Meeting; however, directors are encouraged to attend the Annual Meeting. Eight directors were in attendance in person at the 2005 Annual Meeting. Each director is expected to make a diligent effort to attend all Board meetings and meetings of those committees of which he or she is a member. During 2005, no director attended fewer than 75% of the aggregate of the total meetings of the Board and those committees of which he or she was a member.

Compensation of Directors

During 2005, each director who was not an employee of the Company received an annual fee of $80,000 for service on the Board of Directors. One-half of the annual fee is paid in the form of restricted shares of common stock of the Company valued at the fair market price on the date of issuance and the balance is paid in cash or, at the director’s option, in the form of additional restricted shares of common stock. The restrictions on the shares of common stock paid to a director lapse on the date the director retires or otherwise completes his or her tenure on the Board. Each non-employee director who chairs a committee of the Board of Directors receives an additional annual fee of $5,000 for such service. Non-employee directors also are paid a fee of $2,000 for each Board meeting and each committee meeting they attend and are reimbursed for their expenses incurred in attending those meetings. As non-executive Chairman, Mr. Jenkins’ annual fee for service on the Board of Directors for 2005 was set at 2.5 times that of the other non-employee directors. Mr. Jenkins’ fee for each Board meeting and each committee meeting he attended in 2005 was $5,000. Effective January 1, 2006, Mr. Jenkins ended his service as non-executive Chairman and was elected to serve as Lead Director to the Board. Specifically for service in his capacity as Lead Director, Mr. Jenkins now receives an annual fee of $60,000 in addition to the above-described fees paid to all non-employee directors.

Each year directors may elect to defer any portion of their annual fee for services not paid in the form of restricted stock as well as any portion or all of the fees received for meeting attendance and serving as committee chair, pursuant to the Director Deferred Compensation Plan. One director deferred compensation under this plan during 2005. Upon first being elected to the Board, each non-employee director also is granted options under the Company’s Stock Incentive Plan to purchase a total of 10,000 shares of the Company’s common stock at its prevailing market price at the time of the grant. The options vest on the first anniversary of the date of grant and may be exercised at any time thereafter until the tenth anniversary of the grant date or three years after retirement from the Board, whichever is sooner. An employee of the Company who serves as a director receives no additional compensation for such service.

Director Stock Ownership Guidelines

Effective July 21, 2005, upon the recommendation of the Nominating and Governance Committee, the Board adopted stock ownership guidelines for all non-employee directors. Those guidelines provide that each director should own shares of the Company’s common stock equal in market value to five times the cash portion of the Board’s annual retainer. (By way of example, assuming the cash portion of the Board’s annual retainer is $40,000, the target ownership level for a director would be $200,000.) Then-sitting directors are expected to attain the minimum level of target ownership within a period of five years from the effective date of the policy. A new director will be expected to attain the minimum level of target ownership within a period of five years from the date he or she is first elected to the Board. All Directors are in compliance with the policy, either by already owning shares in excess of the Director’s minimum target ownership level or by being on track to reach the applicable target ownership level within the compliance timeframe. For purposes of these guidelines, the term “ownership” includes: (a) shares of Company stock held directly by a director, (b) shares of Company stock held by a director’s family member living in the same household, and (c) shares of Company restricted stock held directly by a director, whether or not yet vested. The term “ownership” does not include options to purchase stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership of the equity securities of the Company and reports of changes in that ownership. Officers, directors and greater-than-ten-percent beneficial owners are required by Rule 16a-3(e) under the Exchange Act to furnish the Company with copies of all reports that they file pursuant to Section 16(a).

To the Company’s knowledge, based upon a review of the copies of such reports furnished to the Company and written representations from its executive officers and directors that no other reports were required, all Section 16(a) filing requirements applicable to the Company’s officers and directors were complied with during 2005.

Presiding Director and Communication with the Board of Directors

The Company’s Chairman of the Board presides over all Board meetings, except when the Board meets in executive session. The Lead Director presides over all executive sessions of the Board.

Stockholders may send communications to the Chairman of the Board, to the Lead Director or to any one or more of the other non-employee directors by addressing such correspondence to the name(s) of any specific director(s) or to the “Board of Directors” as a whole, and mailing it to: Secretary, c/o AK Steel Holding Corporation, 703 Curtis Street, Middletown, Ohio 45043.

Board Independence

In March 2006, the Nominating and Governance Committee and the Board of Directors undertook a review of the independence of all current non-employee directors. In advance of the meetings at which the reviews occurred, each incumbent director was asked to provide the Board with full information regarding his or her business and other relationships with the Company and its affiliates, and with executive officers and their affiliates, to enable the Board to evaluate his or her independence.

Upon the recommendation of the Nominating and Governance Committee, and after considering all relevant facts and circumstances, the Board has affirmatively determined that none of the current non-management incumbent directors (that is, all of the incumbent directors except Mr. Wainscott) has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and all such non-management incumbent directors qualify as “independent” as that term is defined in Rule 10A-3 and Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and in NYSE Rule 303A. Directors have an affirmative obligation to inform the Board of any material changes that might impact their designation by the Board as “independent.” This obligation includes all business relationships between the director and/or an immediate family member on the one hand and the Company and/or its affiliates and/or executive officers on the other.

Documents Available on the Company’s Website

The charters of the Audit, Compensation, and Nominating and Governance Committees, as well as the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics for AK Steel Directors, Officers and Employees and Code of Ethics for Principal Officers of AK Steel are posted on the Company’s website at www.aksteel.com. These documents are also available in print by mailing a request to: Secretary, c/o AK Steel Holding Corporation, 703 Curtis Street, Middletown, Ohio 45043.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth as of March 27, 2006, information with respect to the beneficial ownership of the Company’s common stock by: (i) each executive officer of the Company named in the Summary Compensation Table on page 12, (ii) each current director and each nominee for election as a director and (iii) all current directors and executive officers of the Company as a group.

Directors and Executive Officers	Shares Owned Beneficially(1)	Percentage of Outstanding Shares(2)
Richard A. Abdoo	41,571	*
Albert E. Ferrara, Jr.	60,332	*
Donald V. Fites(3)	61,949	*
Douglas W. Gant	95,415	*
Dr. Bonnie G. Hill	27,871	*
David C. Horn	214,977	*
Robert H. Jenkins	43,097	*
John F. Kaloski	123,249	*
Lawrence A. Leser	25,293	*
Daniel J. Meyer	38,553	*
Shirley D. Peterson	21,578	*
Dr. James A. Thomson	24,791	*
James L. Wainscott	824,311	*

All current and nominee directors and executive officers as a group (17 persons)	1,833,622	1.67%

(1)	Includes the following options to purchase shares of AK Steel Holding Corporation common stock exercisable before May 27, 2006: Messrs. Abdoo, Fites, and Meyer and Mrs. Peterson, 10,000 shares each; Mr. Wainscott, 483,333 shares; Mr. Ferrara, 7,500 shares; Mr. Horn, 118,334 shares; Mr. Kaloski, 68,334 shares; and Mr. Gant, 49,167 shares.

(2)	An asterisk indicates ownership of less than 1%.

(3)	Mr. Fites retires from the board at the May 19, 2006 annual stockholder meeting.

Other Beneficial Owners

The following table sets forth information with respect to each person known by the Company to own beneficially more than 5% of the outstanding common stock of the Company as of December 31, 2005 (except as otherwise indicated):

Name and Address of Beneficial Owner	Shares Owned Beneficially	Percentage of Outstanding Shares
The Tontine Group(1)	10,926,100	9.9%
55 Railroad Avenue Greenwich, CT 06830

Donald Smith & Co., Inc.(2)	10,919,600	9.9%
East 80 Route 4 Paramus, NJ 07652

LMM LLC(3)	8,500,000	7.7%
100 Light Street Baltimore, MD 21202

Name and Address of Beneficial Owner	Shares Owned Beneficially	Percentage of Outstanding Shares
S.A.C. Capital Advisors, LLC(4) CR Intrinsic Investors Steven A. Cohen 72 Cummings Point Road Stamford, CT 06902 S.A.C. Capital Management 540 Madison Avenue New York, NY 10022 S.A.C. Capital Associates & S.A.C. MultiQuant PO Box 58 Victoria House The Valley, Anguilla, British West Indies S.A.C. Select and CR Intrinsic Investments Box 174, Mitchel House The Valley, Anguilla, British West Indies	6,448,500	5.9%

Harbert Management Corporation(5) One Riverchase Parkway South Birmingham, AL 35244 Philip Falcone 555 Madison Avenue, 16th Floor New York, NY 10022 Raymond J. Harbert Michael D. Luce One Riverchase Parkway South Birmingham, AL 35244	5,600,000	5.1%

Harbinger Capital Partners Master Fund I, Ltd.(6) c/o International Fund Services (Ireland) Limited Third Floor, Bishop’s Square Redmond’s Hill Dublin 2, Ireland Harbinger Capital Partners Offshore Manager, L.L.C. HMC Investors, L.L.C. One Riverchase Parkway South Birmingham, AL 35244	5,402,050	5.0%

Steelhead Partners, LLC(7)	5,448,500	5.0%
1301 First Avenue, Suite 201 Seattle, WA 98101

(1)	Based on information contained in a statement on Schedule 13G/A, dated December 31, 2005, and filed February 14, 2006, a group consisting of Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Overseas Fund, Ltd. and Jeffrey L. Gendell (individually and as a managing member of Tontine Management, L.L.C., general manager of Tontine Partners, L.P., and as managing member of Tontine Capital Management, L.L.C., general partner of Tontine Capital Partners, L.P., and as managing member of Tontine Associates, L.L.C.) collectively owned beneficially with shared voting and dispositive power an aggregate of 10,926,100 shares as of the date of that statement.

(2)	Based on information contained in a statement on Form 13F dated February 14, 2006. Ownership percentage calculated using outstanding shares as of February 28, 2006, as reported in the Company’s

Form 10-K filed on March 2, 2006. Donald Smith & Co., Inc. has sole investment power over 10,919,600 shares of the outstanding common stock of the Company and sole voting power over 9,231,900 shares of the outstanding common stock of the Company.

(3)	Based on information contained in a statement on Schedule 13G, dated December 31, 2005, and filed February 14, 2006, LMM LLC, on behalf of one account, Legg Mason Opportunity Trust, a portfolio of Legg Mason Investment Trust, Inc. an investment company registered under the Investment Company Act of 1940 and managed by LMM LLC, collectively owned beneficially with shared voting and dispositive power an aggregate of 8,500,000 shares as of the date of that statement.

(4)	Based on information contained in a statement on Schedule 13G, dated January 13, 2006, and filed January 23, 2006, a group consisting of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, S.A.C. Capital Associates, LLC, S.A.C. MultiQuant Fund, LLC, S.A.C. Select Fund, LLC, CR Intrinsic Investors, LLC, CR Intrinsic Investments, LLC and Stephen A. Cohen collectively owned beneficially with shared voting and dispositive power an aggregate of 6,448,500 shares as of the date of that statement.

(5)	Based on information contained in a statement on Schedule 13G, dated March 3, 2006, and filed March 13, 2006, a group consisting of Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce collectively owned beneficially with shared voting and dispositive power an aggregate of 5,600,000 shares as of the date of that statement.

(6)	Based on information contained in a statement on Schedule 13G, dated March 3, 2006, and filed March 13, 2006, a group consisting of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Offshore Manager, L.L.C., and HMC Investors, L.L.C. collectively owned beneficially with shared voting and dispositive power an aggregate of 5,402,050 shares as of the date of that statement.

(7)	Based on information contained in Amendment No. 1 to Schedule 13G, dated February 21, 2006, and filed March 17, 2006, James Michael Johnston and Brian Katz Klein are member-managers of Steelhead Partners, LLC and each of Messrs. Johnston and Klein, in their capacity as member-manager, has sole voting and dispositive power with respect to the 5,448,500 shares of the Company’s outstanding common stock beneficially owned by Steelhead Partners, LLC.

Equity Compensation Plan Information

The following table sets forth information with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	3,416,883	$13.107	5,002,682
Equity compensation plans not approved by security holders(1)	9,043	$11.305	0

Total	3,425,926	$13.102	5,002,682

(1)	In February of 1996, Armco Inc. (which merged with and into the Company on September 30, 1999) established the 1996 Incentive Plan of Armco Inc. and Affiliates, under which 2,000,000 shares of Armco Inc. were made available for award to any qualified hourly or salaried employee except employees subject to Section 16 of the Securities Exchange Act of 1934, as amended. The exercise prices for stock options granted under the 1996 incentive plan were the fair market value of shares on the date of grant and options were not exercisable until two years from the date of grant. The number in the above table reflects the number of shares of the Company’s common stock into which the remaining Armco Inc. options are now exercisable. Of the options not yet exercised, 4,559 options will expire July 15, 2006 and 4,484 options will expire July 15, 2007.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

Annual compensation paid to executive officers of the Company consists of salary, cash incentive awards under the Company’s Annual Management Incentive Plan (the “MIP”) and, on an occasional and exceptional basis, special bonuses. Long-term compensation consists of awards of restricted stock, stock options, and performance shares under the Company’s Stock Incentive Plan (the “SIP”) and payouts in the form of cash under the Company’s Long Term Performance Plan (the “LTPP”).

The following table sets forth the cash compensation, as well as certain other compensation, paid or accrued by the Company for each of the past three years to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company serving as such at December 31, 2005. For convenience, all persons named in the table are referred to as the “Named Executives.”

Summary Compensation Table

Long-Term Compensation
		Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary ($)		Bonus(1) ($)		Restricted Stock Awards(2) ($)		Securities Underlying Stock Options (# of Shares)	LTPP Payouts(3) ($)		All Other Compen- sation(4) ($)
James L. Wainscott Chairman of the Board, President and CEO	2005 2004 2003	$ $ $	800,000 650,000 467,443	$ $ $	320,000 1,029,167 167,932	$ $ $	548,000 600,005 661,460	40,000 0 430,000	$ $ $	0 0 379,167	$ $ $	16,000 13,000 0

David C. Horn Sr. Vice President, General Counsel and Secretary	2005 2004 2003	$ $ $	480,000 420,000 370,000	$ $ $	96,000 455,000 111,000	$ $ $	137,000 301,294 252,640	10,000 80,000 20,000	$ $ $	0 0 185,000	$ $ $	9,600 8,400 0

John F. Kaloski Sr. Vice President, Operations	2005 2004 2003	$ $ $	400,000 330,000 155,000	$ $ $	80,000 357,500 68,800	$ $ $	137,000 256,303 0	10,000 80,000 0	$ $ $	0 0 87,875	$ $ $	8,000 6,600 0

Albert E. Ferrara Vice President, Finance and CFO	2005 2004 2003	$ $ $	350,000 300,000 117,000	$ $ $	70,000 325,000 27,270	$ $ $	102,750 150,001 70,850	7,500 0 85,000	$ $ $	0 0 68,750	$ $ $	6,800 6,000 0

Douglas W. Gant Vice President, Sales and Customer Service	2005 2004 2003	$ $ $	287,500 225,000 150,000	$ $ $	57,500 243,750 31,500	$ $ $	102,750 158,154 47,370	7,500 40,000 4,000	$ $ $	0 0 52,500	$ $ $	5,750 4,500 0

(1)	The amounts shown in this column represent bonuses awarded under the Company’s MIP and, with respect to 2004, special bonus awards.

(2)

The amounts shown in this column include the dollar value of restricted stock awards granted as part of the Named Executive’s regular compensation program in 2003, 2004 and 2005, plus a special restricted stock bonus award made to reward and incent certain members of management, including the Named Executives, for their performance in 2005 which contributed to the Company’s significant improvement in financial performance and condition during 2005. For the regular stock awards made in 2003, 2004 and 2005, the dollar value is based on the average price of the Company’s common stock on the date of the award. For the special restricted stock award made for 2004, the stock was valued at $13.70 an amount equal to the average of the highest and lowest sales prices of the Company’s common stock on the New York Stock Exchange on the grant date of January 20, 2005. All awards shown in this column were granted pursuant to the

Company’s SIP. The aggregate number of shares of restricted stock held by the Named Executives and the dollar value thereof (based on the closing price of the Company’s common stock on December 31, 2005, for shares issued before that date) were as follows: (i) for Mr. Wainscott—209,796, $1,667,878; (ii) for Mr. Horn—75,578, $600,845; (iii) for Mr. Kaloski—43,294, $344,187; (iv) for Mr. Ferrara—37,199, $295,732; and (v) for Mr. Gant—31,712, $252,110. Dividends are paid on shares of restricted stock to the extent declared and paid on the Company’s common stock.

(3)	The amounts shown in this column represent payouts of awards under the Company’s LTPP. No such payouts occurred with respect to 2004 or 2005.

(4)	This column consists solely of amounts representing Company matching and supplemental contributions under the Company’s Thrift Plan and Supplemental Thrift Plan. The Thrift Plan, a qualified retirement plan under Section 401(k) of the Code, provides for Company matching contributions with respect to employee contributions up to 5% of base salary and, depending on Company net income, an additional supplemental contribution by the Company, subject to the compensation limits imposed by the Code. The Supplemental Thrift Plan, a nonqualified retirement plan, provides for Company matching contributions with respect to base salary that may not be taken into account under the Thrift Plan due to the compensation limits imposed by the Code.

Stock Options

Pursuant to its SIP, the Company grants to its key employees, including its executive officers, options to purchase shares of its common stock. All options granted to employees under the SIP vest in three equal annual installments, on the first, second and third anniversary of the grant date. Each option must be exercised within a ten-year period of its grant date. The plan does not provide for, and the Company does not grant, stock appreciation rights.

The following table sets forth information with respect to stock options granted to the Named Executives in 2005:

Stock Option Grants in 2005

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2005	Exercise Price Per Share ($)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5% ($)	10% ($)
J. L. Wainscott	40,000	27.42%	$13.70	1/20/2015	$344,634	$873,371
D. C. Horn	10,000	6.85%	$13.70	1/20/2015	$86,159	$218,343
J. F. Kaloski	10,000	6.85%	$13.70	1/20/2015	$86,159	$218,343
A. E. Ferrara, Jr.	7,500	5.14%	$13.70	1/20/2015	$64,619	$163,757
D. W. Gant	7,500	5.14%	$13.70	1/20/2015	$64,619	$163,757

(1)	All options have an exercise price equal to the fair market value (as defined in the plan) of the underlying shares as of the date of grant.

(2)	The amounts shown in these columns represent the potential appreciation in the value of the options over their stated term of ten years, based upon assumed compounded rates of appreciation of 5% per year (equivalent to 62.89%) and 10% per year (equivalent to 159.37%), respectively. These amounts are not intended as forecasts of future appreciation, which is dependent upon the actual increase, if any, in the market price of the shares underlying the options, and there is no assurance that the amounts of appreciation shown in these columns will be realized.

The following table provides information as to options exercised by each of the Named Executives in 2005 and the value of options held by them at year end:

Aggregated Option Exercises in 2005 and

Option Values at December 31, 2005

Name	Number of Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. L. Wainscott	0	—	478,665	143,333	$1,367,768	$683,882
D. C. Horn	0	—	85,001	59,999	$91,001	$180,899
J. F. Kaloski	0	—	41,667	53,333	$96,568	$180,532
A. E. Ferrara, Jr.	28,334	$409,968	35,834	28,332	$146,037	$146,027
D. W. Gant	0	—	39,501	27,999	$45,282	$90,338

(1)	Calculated on the basis of the difference between the option exercise price and the closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2005 ($7.95 per share).

Long Term Incentive Awards

The fundamental purposes of the Company’s LTPP are to: (i) align the interests of management more closely with those of the Company’s stockholders; (ii) assist the Company in recruiting, retaining and motivating a highly talented group of individuals who will successfully manage the Company in a way which benefits all of its stakeholders; (iii) link a portion of management’s compensation to the performance of the Company; and (iv) increase the focus of management on the Company’s long-term performance by establishing performance goals that support long-term strategies.

In 2005 the Compensation Committee of the Board of Directors reviewed the Company’s existing LTPP with its independent executive compensation consultant to evaluate the extent to which the LTPP was achieving its purposes. Based upon that review, the Compensation Committee concluded that it would enhance the probability of achieving those purposes if the LTPP were amended and restated to replace the performance metric. At that time, the metric was per-ton earnings before income taxes, depreciation and amortization (“EBITDA”), relative to peer companies in the steel industry. The Committee determined to modify the LTPP to: (1) change the metric from EBITDA-per-ton to a cumulative EBITDA, (2) eliminate the relative nature of the metric (i.e. the comparison to a peer group) and have it be based instead solely on the performance of the Company, and (3) go to a single award for a three-year performance period rather than divide the award between a one-year and a three-year performance period. These changes were recommended by the Compensation Committee to, and approved by, the Board of Directors on March 17, 2005, and were approved by the stockholders at the Company’s 2005 annual meeting.

Under the new LTPP as revised and approved in 2005, the Compensation Committee establishes cumulative EBITDA threshold, target and maximum payout goals at the start of each three-year performance period. The threshold must be met before any payout will be made. A linear progression is used for determining the payout for achievement of a cumulative EBITDA between the threshold, target and maximum payout goals. Additionally, all payouts, if any are earned, are paid in cash. Because (1) the payout under the new LTPP is predicated solely on a three-year performance period (as opposed to a one-year and a three-year period under the previous LTPP), and (2) there was no longer an adequate peer group due to consolidation in the industry to properly and fairly apply the performance metric of the previous LTPP, the Committee established transitional one and two-year goals to be used in the first (2005) and second (2006) year of the new LTPP. Thereafter, payouts will only be made based upon three-year performance periods.

Under the new LTPP, the payout to each participating executive is determined by multiplying the executive’s base salary for the performance period (annualized, based upon his or her monthly rate of base salary during the last month of the performance period) against a target percentage in order to arrive at a performance award target amount (“Target Amount”). Each participating executive is assigned a target percentage by the Compensation Committee. Those percentages currently range from 50% to 100% for the Named Executives. For each performance period, the Committee also establishes a threshold performance goal, a target performance goal and a maximum performance goal. If the threshold goal is not achieved for a particular performance period, no award is made under the LTPP for that period. If the threshold goal is achieved, then each participating member will receive an LTPP award equal to one half of his or her Target Amount. If the target goal is achieved, then each participating member will receive an LTPP award equal to his or her Target Amount. If the maximum goal is achieved, then each participating member will receive an LTPP award equal to twice his or her Target Amount.

No payment is made to an LTPP participant who has voluntarily resigned or been discharged for cause prior to the scheduled date of payout. Upon retirement or certain other qualifying termination events, a participant is entitled under the LTPP to an amount equal to twice the amount paid or to be paid to the participant on the LTPP award date occurring during the year of his or her retirement or termination, less the amount of any LTPP award already actually made during that year. This payout is in lieu of any amounts to which the participant otherwise might have been entitled with respect to performance periods that commenced prior to, but expire after, the participant’s retirement or other qualifying termination event.

Long Term Incentive Awards in 2005 in the Form of Performance Shares

In addition to stock options and restricted stock awards, performance-based equity awards (“performance shares”) may be awarded to key employees, including executive officers, under the Company’s SIP. Each grant is expressed as a target number of shares of the Company’s common stock. The number of performance shares, if any, actually earned by and issued to the recipient under an award will be based upon the performance of the Company over a three-year performance period (the “Performance Period”). Depending upon the Company’s performance with reference to the performance categories described below, a recipient ultimately may earn from zero to one hundred fifty percent of the target number of shares granted. The performance categories used to determine how many performance shares ultimately will be earned and issued are: (1) the Company’s total stockholder return (“TSR”), defined as price appreciation plus reinvested dividends, if any, during the Performance Period relative to the TSR during that same period of the companies in the Standard & Poor’s 400 Midcap Index, and (2) the compounded annual growth rate (“CAGR”) of the price of the Company’s common stock over the Performance Period, using as the base the average closing price of the Company’s common stock for the last twenty trading days during the month of December. One half of the total target number of shares awarded may be earned based on the relative TSR performance and the other half may be earned based on the CAGR performance. For each performance category, levels have been established to provide threshold, target and maximum payouts as follows:

Payout (stated as a % of category’s target shares)	TSR	Stock Price CAGR
Threshold (50%)	25th percentile	5.0%
Target (100%)	Median	7.5%
Maximum (150%)	75th percentile	10.0%

If the threshold performance level is not achieved in a performance category as of the end of the Performance Period, then none of the target shares related to that category will be earned or issued. If at least the threshold is achieved in a performance category, then shares will be earned and issued in an amount equal to the number of the award’s target shares related to that category, multiplied by a percentage determined by a straight-line interpolation between the actual level of the Company’s performance and the above-stated payout percentages.

The following table sets forth information with respect to performance share grants to the Named Executives in 2005:

Long Term Incentive Plans—Awards in 2005

Name	Number of shares, units or other rights (#)	Performance or other period until maturation or payout	Estimated future payouts under non-stock price-based plans
			Threshold (#)	Target (#)	Maximum (#)
J. L. Wainscott	60,000	01/01/2005 to 12/31/2007	30,000	60,000	90,000
D. C. Horn	15,000	01/01/2005 to 12/31/2007	7,500	15,000	22,500
J. F. Kaloski	15,000	01/01/2005 to 12/31/2007	7,500	15,000	22,500
A. E. Ferrara, Jr.	11,250	01/01/2005 to 12/31/2007	5,625	11,250	16,875
D. W. Gant	11,250	01/01/2005 to 12/31/2007	5,625	11,250	16,875

Pension Plans

The Company’s executive officers are eligible for retirement benefits under a qualified benefit plan known as the Non-Contributory Pension Plan (the “NCPP”). Retirement benefits are calculated under the NCPP using one of two formulas: (i) a cash balance formula (the “Cash Balance Formula”) or (ii) a final average pay formula (the “Final Average Pay Formula”). An employee’s eligibility for coverage under a particular formula is typically determined by the date when he or she commenced employment with the Company. Regardless of which formula is used under the NCPP, participants are generally vested after five years of service. Participants’ compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Code. The estimates contained herein of benefits provided under the Cash Balance Formula and Final Average Pay Formula are computed on a single life annuity basis and do not reflect any reduction resulting from a Social Security offset.

Cash Balance Formula

A Cash Balance Formula participant’s account is credited annually with (i) a service credit based on the participant’s years of service and eligible compensation for that year, and (ii) an interest credit based on the participant’s account balance as of the beginning of the year and an interest rate as determined and defined in the Cash Balance Formula. For purposes of the Cash Balance Formula, eligible compensation generally includes the participant’s base salary and incentive compensation.

Four of the Named Executives (Messrs. Wainscott, Horn, Kaloski and Ferrara) and two of the Company’s other executive officers participate in the Cash Balance Formula. The estimated annual benefits payable under the Cash Balance Formula upon retirement at age 65 for Mr. Wainscott is $22,196.04, for Mr. Horn is $9,862.08, for Mr. Kaloski is $6,768.60 and for Mr. Ferrara is $5,255.04. These estimates assume each Named Executive continues working for the Company until age 65, the Cash Balance Formula continues unchanged until the projection date, and regulatory limits on compensation and benefits remain constant at 2005 levels. These estimates make no assumptions of any future increases to the eligible compensation of the Named Executives.

Final Average Pay Formula

Under the Final Average Pay Formula, retirement benefits are calculated on the basis of the executive officer’s (i) number of years of credited service and (ii) average annual earnings during the 60 consecutive months out of the last 120 months of service that yield the highest annual compensation. One Named Executive (Mr. Gant) and one other executive officer participate in the Final Average Pay Formula. For information on Mr. Gant’s estimated annual benefit at retirement, see the footnote to the service credit table below.

Supplemental Plan

The Company’s supplemental retirement plan (the “Supplemental Plan”) provides (i) a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Code and (ii) supplemental benefits to vested participants. Vesting occurs when a participant completes a minimum of ten years of creditable service with the Company, including at least five years of service as an officer. Under the Supplemental Plan, the basic form of payment of a participant’s benefit is a single life annuity payment in equal monthly installments commencing on the later of the first day of the month following the participant’s 60th birthday or his or her employment termination date. A participant may elect to commence the monthly payments early following his or her 55th birthday, but the payments under those circumstances will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. The Supplemental Plan was amended in 2004 provide that vesting also shall occur upon the effective date of a Change of Control (as defined in the Supplemental Plan) and to clarify that, in the event of a Change of Control, there would be no such actuarial reduction for commencement of a participant’s benefit before age 60 and participants would have the right to elect a lump sum form of payment rather than the annuity form of payment.

Benefits paid under the Supplemental Plan are subject to an offset for any benefit received under either the Company’s qualified plans or any qualified plan provided by another employer. A participant’s benefit under the Supplemental Plan, prior to giving effect to such offset, is equal to the greater of:

(a)	50% of his or her average covered compensation (base salary and bonus under the MIP) during the employee’s highest consecutive three year period of eligible earnings over his or her last 10 years of consecutive service, or

(b)	the participant’s benefit under the applicable qualified plan in which he or she participates without regard to the limitations imposed by the Code.

Estimated Annual Supplemental Plan Benefits

All elected officers are eligible for coverage under the Supplemental Plan. Currently, however, not all elected officers have been selected to participate in the Supplemental Plan. The following table sets forth the estimated maximum annual retirement benefits (calculated on a straight line annuity basis without reflecting any reductions resulting from any applicable qualified benefit plan or Social Security offsets) that may become payable to a covered participant under the Supplemental Plan, assuming satisfaction of the requisite service requirements at the time of retirement:

Estimated Maximum Benefit
Average Annual Covered Compensation ($)	Estimated Annual Benefit ($)
250,000	125,000
500,000	250,000
750,000	375,000
1,000,000	500,000
1,250,000	625,000
1,500,000	750,000

The following table sets forth, as of December 31, 2005, the number of years of creditable service, years of service as an officer and the applicable average covered compensation for Supplemental Plan benefit calculation purposes for each of the Named Executives:

Name	Years of Creditable Service	Years of Officer Service	Average Covered Compensation ($)
J. L. Wainscott	10.75	10.75	$1,141,125
D. C. Horn	5.08	4.70	$717,000
J. F. Kaloski	3.21	2.75	$419,600
A. E. Ferrara, Jr.	2.58	2.10	$423,588
D. W. Gant(1)	25.41	1.96	$341,333

(1)	Mr. Gant has a vested annual benefit of $128,997 under the Company’s previous Supplemental Plan. If and when Mr. Gant’s benefits under the amended Supplemental Plan vest, his Supplemental Plan benefit at retirement will be the greater of his vested benefits under (i) the previous Supplemental Plan or (ii) the amended Supplemental Plan, either of which will exceed his benefit under the Final Average Pay Formula.

Agreements with Executive Officers

The Company does not have written employment agreements with any of the Named Executives. It does have severance agreements and change-in-control agreements with each of the Named Executives, as well as certain other executive officers and key managers. The current forms of those agreements were approved in 2004 after the Compensation Committee undertook an evaluation of its then-existing executive officer severance agreement form and concluded that the then-existing form of severance agreement for executive officers should be separated into two different agreements, one to address severance in the event of termination following a change-in-control and another with more limited benefits in the event of termination not involving a change-in-control. The level of benefits provided under each form of agreement was reduced from their pre-existing level. In addition, in both new forms of agreement, the definition of what constitutes “cause” for purposes of termination was revised to make it more clearly consistent with contemporary good governance principles. A more detailed description of each form of agreement is set forth below.

Severance Agreements

The Company has entered into an agreement with each of the Named Executives that provides severance payments and other benefits in the event his employment is terminated involuntarily and without cause. The base severance benefit under such circumstances is a lump sum payment equal to the Named Executive’s base salary for a period of six months. In addition, if such officer executes an agreement releasing the Company from any liability for claims relating to his employment with the Company, he also is entitled to receive: (i) an additional lump sum severance payment (ranging from twelve to eighteen months of base salary); (ii) a lump sum payment based upon the Named Executive’s assigned target amount under the Company’s MIP (ranging from one and one half to two times the target amount, reduced in each instance by any amount otherwise paid or payable under the MIP with respect to such calendar year); and (iii) continuing coverage under the Company’s benefit plans, including life, health and other insurance benefits, for a specified period of time (ranging from eighteen months to two years). In consideration for these payments and other benefits, each Named Executive commits in the severance agreement to certain responsibilities, including not to compete with the Company and its affiliates for one year following termination of his employment with the Company.

Change-in-Control Agreements

The Company also has entered into an agreement with each of the Named Executives that provides severance payments and other benefits in the event of termination of employment after a change-in-control of the Company. A Named Executive typically is entitled to severance payments and other benefits under this agreement if, within twenty four months following a change-in-control of the Company, (i) his employment with the Company is involuntarily terminated without cause, or (ii) he voluntarily terminates his employment for “good reason.” Under one version of the termination section, however, the Named Executive also is entitled to benefits if he voluntarily terminates his employment with the Company for any reason within six months after a change-in-control.

There also are different versions of the change-in-control agreement with respect to the level of benefit payments made in the event of a change-in-control. Generally, the highest level of benefits is provided for Mr. Wainscott. In each instance, the base severance benefit is a lump sum payment equal to the Named Executive’s base salary for a period of six months. In addition, if such officer executes an agreement releasing the Company from any liability for claims relating to his employment with the Company, he would be entitled to receive: (i) an additional lump sum severance payment (ranging between eighteen and thirty months of base salary); (ii) a lump sum payment based upon the Named Executive’s assigned target amount under the Company’s MIP (equal to three times the greater of the officer’s assigned MIP target amount for the calendar year in which the termination occurs, the actual MIP payout for the calendar year immediately preceding the calendar year of termination, or the average of the MIP payouts for the three calendar years immediately preceding the calendar year of termination, reduced in each instance by any amount otherwise paid or payable under the MIP with respect to the preceding calendar year, plus a pro rated MIP payout for the calendar year of termination); (iii) a pro-rated LTPP payment at the target level for all incomplete performance periods as of the date of termination; (iv) continuing coverage under the Company’s benefit plans, including life, health and other insurance benefits, for a specified period (ranging from twenty-four to thirty-six months); (v) additional service credits toward retiree medical coverage (ranging from two to three years); (vi) the immediate vesting of all restricted stock awards to the Named Executive under the Company’s SIP and the lapse of all restrictions on such awards; (vii) the right, for a period of three years, to exercise all stock options awarded to the Named Executive under the SIP, and (viii) if any portion of the required payments to such officer becomes subject to the federal excise tax on “parachute payments,” a “gross-up” payment so that the net amount retained by the Named Executive after deduction of the excise tax and any applicable taxes on the “gross-up” payment is not reduced as a consequence of such excise tax. In consideration for these payments and other benefits, each Named Executive commits in the change-in-control agreement to certain responsibilities, including not to compete with the Company and its affiliates for one year following termination of his employment with the Company.

Compensation Committee Report on Executive Compensation

Membership in the Committee

The Compensation Committee (the “Committee”) of the Board of Directors is comprised entirely of directors who are not current or former employees or officers of the Company and who meet the independence standards of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange. Each member of the Committee is also an “outside” director for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). There currently are five members of the Committee.

Committee Responsibilities

The general function of the Committee is to oversee the Company’s management compensation policies and practices. Pursuant to its Charter, the Committee’s specific responsibilities include: (1) establishing and reviewing the Company’s overall management compensation philosophy and policies, (2) reviewing and approving corporate goals and objectives relevant to CEO compensation, including annual performance objectives for the CEO, (3) evaluating at least annually the performance of the CEO against corporate goals and objectives, including the annual performance objectives for the CEO and, based on this evaluation, determining and approving the compensation of the CEO, (4) reviewing and recommending to the Board the compensation of such other executive officers or other members of management as the Board and the Committee determine is appropriate, (5) reviewing on a periodic basis the Company’s management compensation programs, including any management incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purpose, and recommending to the Board any new or appropriate modifications to such plans or programs, (6) reviewing and recommending to the Board the Company’s incentive and equity-based compensation plans and any appropriate modifications to such plans, and reviewing all grants of awards under such plans, (7) administering and monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans, (8) reviewing and recommending to the Board any changes in employee retirement plans or programs, and other employee benefit plans and programs, (9) preparing annually the Committee’s report to be included in the Company’s proxy statement, (10) conducting an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with its Charter, (11) reviewing and reassessing the adequacy of its Charter annually, and recommending appropriate amendments to the Board, and (12) reporting regularly to the Board on Committee findings and recommendations and any other matters the Committee deems appropriate or the Board requests, and maintaining minutes or other records of Committee meetings and activities.

In discharging these responsibilities, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel and compensation consultants or other advisors to assist it in carrying out its responsibilities. When the Committee deems it appropriate, and at its discretion, the Committee may seek ratification of its action by the Board. The Company is required to, and does, provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, consultants and other advisors. The Committee has the sole authority to retain, compensate, direct, oversee and terminate such counsel, compensation consultants, and other advisors hired to assist the Committee and they are accountable ultimately to the Committee.

Compensation Philosophy

The Committee’s compensation philosophy is that a compensation program should strengthen the commonality of interests between management and the Company’s stockholders, while at the same time enabling the Company to attract, motivate and retain executives of high caliber and ability who will drive the Company’s success. Consistent with the objective of strengthening the commonality of interests between management and the Company’s stockholders, the Committee believes that a significant portion of the overall compensation package for each of the Company’s executive officers should include components that link the executive’s compensation to the Company’s performance, including performance-based vesting provisions for a portion of the equity incentives awarded to each executive officer, and that reward executives for superior performance and provide financial consequences for below-market performance. Consistent with the objective of attracting, motivating and retaining executives of high caliber and ability who will drive the Company’s success, the Committee attempts to establish an equitable and reasonable compensation package for each executive officer that reflects not only the relative performance of the Company against its peers, but also is competitive relative to the executive officer’s peers, both inside and outside the Company. The percentage of total compensation that is performance-based is proportional to the level of the executive.

The Committee periodically reviews the effectiveness and competitiveness of the Company’s executive compensation philosophy and program with the assistance of an independent consultant.

Compensation Policies

Stockholder Approval of Severance Agreements with Senior Executives

In 2003, the Committee recommended, and the Board adopted, a policy concerning stockholder approval of certain severance agreements with the Company’s senior executives. That policy currently provides that the Board should seek stockholder approval or ratification of severance agreements with its senior executives entered into on or after May 13, 2003 if such agreements require payment of benefits attributable to severance in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary plus annual and long term incentive bonuses payable for the then-current calendar year. For purposes of this policy, the term “severance agreement” means an employment agreement, retirement agreement or change-in-control agreement which contains a provision for payment of benefits upon severance of employment with the Company, as well as renewals, modifications or extensions of such agreements. The term “senior executive” means the Chief Executive Officer, President, principal financial officer, principal accounting officer and any elected Vice President of the Company. The term “benefits” means lump-sum cash payments (including cash payments in lieu of medical benefits and excluding gross up payments to cover excise taxes) and the estimated present value of future periodic cash payments to be paid to a senior executive in excess of what he or she otherwise would be entitled to receive under the terms of any qualified or non-qualified company pension or employee benefit plan.

Stock Ownership Guidelines for Executive Officers

In 2005, the Committee recommended, and the Board adopted, a policy concerning stock ownership guidelines for executive officers. The policy went into effect July 21, 2005. The principal objective of the policy is to enhance the linkage between the interests of stockholders and executive management through a minimum level of stock ownership. In addition, the policy’s guidelines are intended to provide executive officers with direction as to when it is permissible for them to sell shares. Pursuant to the policy, each executive officer has a “target ownership” guideline for the Company’s common stock. The guideline typically is expressed as a number of shares equal in market value to a multiple of the executive officer’s annual base salary. The target ownership guideline for the Company’s President and Chief Executive Officer was set at a number of shares equal in market value to three times their then-annual base salary. The target ownership guideline set for other executive officers varies, and is up to one-and-one-half times his then-annual base salary. Once established, an executive officer’s target ownership guideline does not re-adjust automatically as a result of changes in his or her base salary or changes in the price of the Company’s stock. However, the Committee may, from time to time, re-evaluate and revise a particular executive officer’s target ownership guideline in light of such changes. For purposes of the policy, “ownership” includes: (a) shares of Company stock held directly by an executive officer, (b) shares of Company stock held by an executive officer’s family member living in the same household, and (c) shares of Company restricted stock held directly by an executive officer, whether or not yet vested. “Ownership” does not include options to purchase stock. Executive officers are expected to attain the minimum level of target ownership within a period of three years from the effective date of the policy or from the date he or she is first elected as an executive officer, whichever is later. Under the policy, each executive officer annually submits a written report confirming that he or she has reached the applicable target ownership level or a plan outlining how he or she intends to do so within the compliance timeframe. In 2005, each of the executive officers submitted a report or plan to the Committee in compliance with the requirements of the policy.

Executive Officer Compensation Elements

The key elements of the Company’s executive officer compensation program are base salary, annual incentive awards under the Management Incentive Plan (“MIP”), long-term incentive awards under the Long Term Performance Plan (“LTPP”), and awards of stock options, restricted stock and performance-based equities under the Stock Incentive Plan (“SIP”). Each of these elements is addressed separately below.

Base Salary

Salary levels are assigned to positions within competitive standards based on job responsibilities and a review of the salary levels for comparable positions at other major corporations, as disclosed in compensation surveys conducted by independent consulting firms. Corporations for which compensation data are included in these surveys include various industrial companies with sales, size and scope that reasonably can be compared to those of the Company, as well as other large publicly-owned, United States-based companies in the steel industry. The Committee periodically reviews the peer group it uses to assist in determining executive compensation to evaluate whether it remains reasonable and appropriate. In 2005, the Committee conducted such a review and concluded that modifications to the peer group were appropriate. Three companies were removed from the original group of eighteen because they were no longer comparable in either the size or the nature of their business and two new companies that are deemed to be comparable were added, for a new peer group of seventeen companies. The Committee also reviews the compensation levels of the executive officers of the Company for internal consistency relative to each other.

An increase in base salary for an executive officer is based upon individual performance, Company performance, changes in job responsibility, and market compensation data and trends. The Committee does not rely on any specific formula, nor does it assign specific weights to the various factors used in determining base salaries. Strong individual performance and strong Company performance would generally result in above-market increases. Below-market increases or no increases would generally occur in years when individual performance and Company performance are below expectations.

Management Incentive Plan

The Company’s Management Incentive Plan (“MIP”) is designed to motivate executive officers to focus on both financial and non-financial annual performance-based goals that directly impact stockholders. In 2005, the weighting of those pre-established goals for determining payment of an incentive award at target was 20% for safety, 20% for quality and 60% for financial performance. Performance against the safety goal was measured by total OSHA recordable-injury statistics. Performance against the quality goal was measured by internal rejection, internal retreat and external claims statistics. The target goals established for safety and quality reflected industry-leading performance. Performance against the financial goal was measured by pre-tax earnings. A threshold financial performance goal was set for payment of any MIP incentive award. An incentive award under the MIP is expressed as a percentage of a participant’s total base compensation for the year. Depending upon the extent to which prescribed targets were achieved or exceeded, in 2005 the MIP incentive award could have varied from zero to as much as 200% of base salary for the President and CEO, and from zero to as much as 100% of base salary for each of the other executive officers.

In 2005, the Company achieved the performance goals for payment of incentive awards under the MIP at the target level with respect to safety and quality. The Company did not achieve the performance goals in 2005 for payment of the financial component of the MIP and no payment was approved or made with respect to such financial component. However, the Committee did approve, and the Board ratified, the payment of incentive awards with respect to the safety and quality components of the MIP for the 2005 performance period. Accordingly, after applying their respective target percentages, Mr. Wainscott received an MIP award for the 2005 performance period equal to 40% of his base salary and Messrs. Ferrara, Gant, Kaloski and Horn each received an MIP award for the 2005 performance period equal to 20% of his base salary.

In approving these incentive awards, the Committee exercised its discretion to waive, solely as it applied to the payment of the safety and quality components of the MIP, a threshold financial performance goal which the Committee previously had elected to set for the 2005 performance period. The Committee decided to do so because the Company had its best-ever safety and quality performances in 2005, but experienced extraordinary circumstances beyond its control that prevented it from reaching the threshold financial performance goal. Those circumstances included record-high costs for key raw materials and energy, due in part to the impact of Hurricanes Katrina and Rita, and a significant drop in steel spot market selling prices. The Committee also recognized that, despite these obstacles, in 2005 the Company’s management team led the Company to record annual shipments and revenues, significantly improved the Company’s liquidity and balance sheet, and made substantial progress in the goal of returning the Company to sustained profitability.

Long Term Performance Plan

The fundamental purposes of any long-term performance plan are to align the interests of management more closely with those of a company’s stockholders, to assist a company in recruiting, retaining and motivating a highly talented group of managers who will successfully manage the company in a way which benefits all of its stakeholders, to link a portion of management’s compensation to the performance of the company, and to increase the focus of management on the company’s long-term performance by establishing performance goals that support long-term strategies. In 2005 the Committee reviewed the Company’s existing Long Term Performance Plan (“LTPP”) with its independent executive compensation consultant to evaluate the extent to which the LTPP was achieving those purposes. At that time, the metric being used to establish goals for the LTPP was relative EBITDA-per-ton performance. Following discussions with its independent consultant, the Committee concluded that there were several reasons why using a relative EBITDA-per-ton performance metric for the LTPP was no longer appropriate. First, most of the integrated steel companies that the Company previously had used as peers no longer exist due to bankruptcies and the consolidation in the steel industry. Second, the integrated steel companies that remain are no longer adequately comparable to the Company to use as a peer group for LTPP purposes. (e.g., U.S. Steel has a significant part of its business in Eastern Europe now, Ispat Inland and ISG are now a part of Mittal Steel and it is unlikely that their EBITDA numbers will be released separately, all are much larger than the Company, and none of them have both carbon and stainless steels). Third, the Company remains at a competitive disadvantage in calculating EBITDA-per-ton due to the fact that, unlike its competitors, it continues to provide significant post-retirement pension and health care benefits to all of its retirees.

For those reasons, the Committee concluded that it would enhance the probability of achieving the purposes underlying the LTPP if the LTPP were modified to change the relative EBITDA-per-ton performance metric. Accordingly, the Committee recommended to the Board, and the Board approved, a proposal to modify the Company’s LTPP to replace the relative EBITDA-per-ton performance metric with an absolute cumulative EBITDA performance metric. More specifically, the Committee modified the LTPP to: (1) change the basic metric from EBITDA-per-ton to cumulative EBITDA, (2) eliminate the relative nature of the metric (i.e. the comparison to a peer group) and have it be based instead solely on the performance of the Company, and (3) go to a single award for a three-year performance period rather than divide the award between a one-year and a three-year performance period. The Committee believed that changing to a cumulative EBITDA as the performance metric for the LTPP would establish an additional and strong incentive for management to achieve the Company’s objective of sustainable profitability. In turn, that would more closely align the interests of management with the interests of the Company’s stockholders. This proposed modification to the LTPP was submitted to and approved by the Company’s stockholders at the annual meeting held on May 17, 2005.

Pursuant to the new LTPP, the Committee establishes cumulative EBITDA threshold, target and maximum payout goals at the start of each three-year performance period. The threshold must be met before any payout is made. There is a linear progression of the payout for achievement of a cumulative EBITDA between the threshold, target and maximum payout goals. All payouts, if any are earned, are paid in cash. The Committee also established transitional one- and two-year goals to be used in 2005 and 2006, the first and second year of the new LTPP. The transitional goal was not met for 2005 and no payout under the LTPP was made for that transitional one-year performance period.

Stock Incentive Plan

Until last year, all grants of equities under the Company’s Stock Incentive Plan (“SIP”) typically were in the form of stock options and restricted stock awards. In January 2005, the Board approved, upon the recommendation of the Committee, a proposal to modify the Company’s SIP to authorize in addition the grant of performance-based equity awards (“performance shares”). This proposed modification to the SIP was submitted to and approved by the Company’s stockholders at the annual meeting held on May 17, 2005.

A principal purpose of equity grants under the Company’s SIP is to enhance the commonality of interests between management and the Company’s stockholders by linking executive compensation to the Company’s performance and to appreciation in the market price of the Company’s common stock. Equity grants further are intended to encourage executives to remain in the employ of the Company. Stock options serve these purposes because they generally have a value for an executive officer only if the officer remains in the Company’s employment for the period required for the option to become exercisable, and then only if the Company’s stock increases above its price on the grant date of the option. This provides an incentive for the officer to remain employed by the Company and to take actions which, over time, are intended to enhance the value of the Company’s stock. Restricted stock generally has a value for an executive officer only if the officer remains in the Company’s employment for the period required for the stock to vest, thus providing an incentive for the officer to remain in the Company’s employment. The value to the executive officer of the vested stock increases directly with the price of the Company’s stock, thus providing an incentive to maximize stockholder value.

Performance shares also closely align the interests of the Company’s executive officers and its stockholders by directly linking how many shares, if any, ultimately are earned by an executive officer to the performance of the Company. Each grant is expressed as a target number of shares of the Company’s common stock. The number of performance shares, if any, actually earned by and issued to the Executive Officer under an award will be based upon the performance of the Company over a three-year performance period (the “Performance Period”). For the performance shares which are the subject of the grants awarded in January 2005, the Performance Period started January 1, 2005. Depending upon the Company’s performance with reference to the performance categories described below, an executive ultimately may earn from zero to one hundred fifty percent of the target number of shares granted. The performance categories used to determine how many performance shares ultimately will be earned and issued are (1) the Company’s total stockholder return (“TSR”), defined as price appreciation plus reinvested dividends, if any, during the Performance Period relative to the TSR during that same period of the companies in the Standard & Poor’s 400 Midcap Index, and (2) the compounded annual growth rate (“CAGR”) of the price of the Company’s common stock over the Performance Period, using as the base the average closing price of the Company’s common stock for the last twenty trading days during the month of December. One half of the total target number of shares awarded may be earned based on the relative TSR performance and the other half may be earned based on the CAGR performance. For each performance category, levels have been established to provide threshold, target and maximum payouts as follows:

Payout (stated as a % of category’s target shares)	TSR	Stock Price CAGR
Threshold (50%)	25th percentile	5.0%
Target (100%)	Median	7.5%
Maximum (150%)	75th percentile	10.0%

If the threshold performance level is not achieved in a performance category as of the end of the Performance Period, then none of the target shares related to that category will be earned or issued. If at least the threshold is achieved in a performance category, then shares will be earned and issued in an amount equal to the number of the award’s target shares related to that category, multiplied by a percentage determined by a straight-line interpolation between the actual level of the Company’s performance and the above-stated payout percentages.

Grants of stock options, restricted stock and performance shares were made during 2005 to each of the executive officers named in the Summary Compensation Table based upon the competitive data provided by the Committee’s independent compensation consultant and consideration of the executive’s performance and contribution to the Company. The specific grants during 2005 to each of those Named Executive Officers are set forth in the Summary Compensation Table.

2005 Compensation Process and Overall Program

As it has done historically, in 2005 the Committee engaged an independent consultant for executive compensation matters and directed the consultant to develop competitive compensation data that would reflect current conditions at the Company and in the industry, and conform to the Committee’s above-stated philosophy and policies with respect to executive compensation. The Committee considered and relied upon the consultant’s report and information in establishing base salary and determining awards of restricted stock, performance shares and stock options to individual Executive Officers for 2005. The Committee further considered the Company’s performance, the individual contribution of particular members of management to that performance, the need to retain and motivate the Company’s management team in the context of the continued difficult financial conditions and strong industry competition facing the Company, and the other factors. Based upon these considerations, and the report and competitive data supplied by the independent consultant retained by the Committee to review the Company’s executive compensation program, the Committee believes that the compensation packages provided by the Company to its executive officers, taken as a whole, are reasonable, competitive and appropriate.

2005 Compensation of Chief Executive Officer

In developing a 2005 compensation package for Mr. Wainscott, the Committee considered the analysis and competitive compensation data supplied by an independent executive compensation consultant, the Company’s performance against annual and long-term incentive award objectives, the Board’s evaluation of Mr. Wainscott’s individual contribution to the Company’s achievements, the highly competitive nature of the steel industry, the disadvantages the Company has in competing against steel companies which either have shed or never had significant retiree pension and healthcare obligations, and the need to retain and motivate Mr. Wainscott to lead the Company’s continued financial turnaround. The Committee also considered Mr. Wainscott’s individual performance as CEO against specific goals and objectives which the Committee had approved for 2005 and which it used, in part, as a basis for an annual evaluation of Mr. Wainscott’s performance by all of the Board’s independent directors.

After giving appropriate consideration to all of these factors, in January 2005 the Committee concluded that both Mr. Wainscott’s individual performance as CEO and the Company’s performance in 2004 had been strong. The Committee further concluded that 2004 represented another year of substantial progress for the Company under Mr. Wainscott’s leadership. Consistent with the Committee’s view stated above that strong individual performance and strong Company performance should generally result in above-market increases in base salary, and taking into account Mr. Wainscott’s tenure as the Company’s CEO and peer group competitive competition practices, Mr. Wainscott’s base salary was set at $800,000 for 2005, which was an increase of $150,000 over his base salary for 2004. At the same time, Mr. Wainscott also was awarded grants under the Company’s SIP as follows: 60,000 performance shares, 40,000 restricted shares and 40,000 stock options. In January 2006, Mr. Wainscott also received an MIP incentive award in the amount of $320,000 with respect to 2005 at the time the Committee approved, and the Board ratified, payment of an incentive award under the MIP for achievement by the Company in 2005 of its performance goals at the target level with respect to safety and quality. Mr. Wainscott did not receive an LTPP incentive award with respect to 2005 because no awards were earned under that Plan for that performance period.

Policy with Respect to Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“the Code”) generally places a $1,000,000 limit on the deductibility for federal income tax purposes of the annual compensation paid to a company’s chief executive officer and each of its other four most highly compensated executive officers. However, “qualified performance-based compensation” is exempt from this deductibility limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation. Compensation attributable to the exercise of stock options and performance shares granted under the SIP, as well as incentive awards paid under the MIP and the LTPP, are qualified performance-based compensation and thus are excluded from the $1,000,000 deductibility limit imposed by Section 162(m) of the Code. The Committee considers the anticipated tax treatment to the Company when determining executive compensation and routinely seeks to structure its executive compensation program in a way which preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the Committee in determining executive compensation, and similarly, there are many factors which may affect the deductibility of executive compensation. In order to maintain the flexibility to be able to compensate executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m) of the Code.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an employee or officer of the Company. No member of the Compensation Committee is an executive officer of another company of which an executive officer of this Company serves as a director.

THE COMPENSATION COMMITTEE
Richard A. Abdoo, Chair
Donald V. Fites
Dr. Bonnie G. Hill
Robert H. Jenkins
Lawrence A. Leser

COMPARATIVE PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s Common Stock for the five-year period from January 1, 2001 through December 31, 2005, with the cumulative total return for the same period of (i) the Standard & Poor’s 500 Stock Index and (ii) a peer group consisting of Nucor Corporation and United States Steel Corporation. These comparisons assume an investment of $100 at the commencement of the period and reinvestment of dividends. In previous proxy statements the Company’s peer group also included Bethlehem Steel Corporation, National Steel Corporation and the LTV Corporation, each of which has since sold its assets, pursuant to the order of a bankruptcy court, to another steel manufacturer.

Cumulative Total Returns

January 1, 2001 through December 31, 2005

(Value of $100 invested on January 1, 2001)

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2005, the Committee met eight times and discussed the interim quarterly financial results with the Company’s Chief Financial Officer and its independent registered public accounting firm, Deloitte & Touche LLP, (the “independent auditors”) prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ independence consistent with Independence Standard Board Standard No. 1, “Independence Discussion with Audit Committees,” discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Committee reviewed with the Company’s independent auditors and its internal auditors their respective audit plans, audit scope and identification of audit risks. The Committee has implemented a formal pre-approval process for non-audit fee spending and it seeks to limit this spending to a level that keeps the core relationship with the independent auditors focused on financial statement review and evaluation.

The Committee discussed and reviewed with the Company’s independent auditors all communications required by auditing standards generally accepted in the United States of America, including those described in Statement of Auditing Standards No. 61 “Communication with Audit Committees” as amended and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. In addition, the Committee has discussed various matters with the independent auditors related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between the independent auditors and management.

The Committee has discussed and reviewed with management and the Company’s independent auditors the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005, managements’ assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s internal control over financial reporting. Management has the responsibility for the preparation of the Company’s financial statements and for establishing and maintaining adequate internal control over financial reporting and the independent auditors have the responsibility for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as well as their own opinion on the effectiveness of the Company’s internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the Company’s independent auditors, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee also approved Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.

THE AUDIT COMMITTEE

        Lawrence A. Leser, Chair

        Daniel J. Meyer

        Shirley D. Peterson

        Dr. James A. Thomson

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees paid or accrued by the Company to its principal accounting firm, Deloitte & Touche, LLP, for the years ended December 31, 2004 and 2005:

	2004	2005
Audit Fees(1)	$2,448,800	$2,403,100
Audit-Related Fees(2)	542,500	348,000

Total Audit and Audit Related Fees	2,991,300	2,751,100
Tax Fees(3)	1,062,500	1,177,405
All Other Fees	0	0

Total(4)	$4,053,800	$3,928,505

(1)	Includes fees for the integrated audit of annual consolidated financial statements and reviews of unaudited quarterly consolidated financial statements, audits of internal controls over financial reporting, fees for audits required for regulatory reporting by the Company’s insurance subsidiaries and consents related to filings with the Securities and Exchange Commission.

(2)	Includes audit-related fees for audits of employee benefit plans and agreed-upon procedure engagements.

(3)	Primarily fees for tax compliance, tax planning and tax audits. In 2005, the Company paid $875,000 for tax compliance, $125,000 for tax planning and $177,405 for tax audits.

(4)	During 2005, no services were provided by persons other than the principal accountant’s full-time, permanent employees.

The Audit Committee annually approves the scope and fees payable for the year-end audit, statutory audits and employee benefit plan audits to be performed by the independent auditors for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates related to the services requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent auditor. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee at its next meeting. The company’s Chief Financial Officer summarizes on an annual basis the external auditor services and fees paid for pre-approved services and reports on a quarterly basis if there are any new services being requested requiring pre-approval by the Audit Committee.

All of the services provided by Deloitte & Touche, LLP have been approved in accordance with the foregoing policies and procedures.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

AND NOMINATIONS OF DIRECTORS

The Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. Notice of a stockholder proposal or director nomination for the 2007 Annual Meeting must be received by the Company no later than March 20, 2007 and no earlier than February 18, 2007, and must contain certain information and conform to certain requirements specified in the By-Laws. If the Chairman determines at the Annual Meeting that a stockholder proposal or director nomination was not made in accordance with the By-Laws, the Company may disregard the proposal or nomination. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2007 Annual Meeting, but the proposal complies with the advance notice procedure prescribed by the By-Laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

If a stockholder intends to present a proposal at the 2007 Annual Meeting of Stockholders and seeks to have the proposal included in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company no later than December 22, 2006. The proposal must also satisfy the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

Any proposals, as well as any related questions, should be directed to the Secretary, AK Steel Holding Corporation, 703 Curtis Street, Middletown, Ohio 45043-0001.

OTHER MATTERS

The Company’s audited financial statements as of and for the year ended December 31, 2005, together with the report thereon of Deloitte & Touche, LLP, independent public accountants, are included in the Company’s Annual Report on Form 10-K under the Securities Exchange Act of 1934. A copy of the 2005 Annual Report on Form 10-K is included in the Company’s 2005 Annual Report to Stockholders and is being furnished to stockholders together with this Proxy Statement.

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent accountants for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will respond to appropriate questions.

This Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about April 17, 2006, together with the 2005 Annual Report to Stockholders. In addition, the Company is requesting banks, brokers and other custodians, nominees and fiduciaries to forward these proxy materials and the accompanying reports to the beneficial owners of shares of the Company’s common stock held by them of record and will reimburse them for their reasonable out-of-pocket expenses for doing so. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee estimated to be $7,500 plus out-of-pocket expenses. Solicitation of proxies also may be made by officers and employees of the Company. The cost of soliciting proxies will be borne by the Company.

Only one proxy statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon receipt of a written request, addressed to: Secretary, AK Steel Holding Corporation, 703 Curtis Street, Middletown, Ohio, 45043, the Company will either: (i) promptly deliver a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document has been delivered; (ii) arrange for a separate copy of the proxy statement to be delivered in the future to a stockholder at a shared address; or (iii) deliver a single copy of the proxy statement to stockholders at a shared address to which multiple copies of the document has been delivered, as appropriate. If a stockholder seeks to arrange for a separate copy of the proxy statement to be delivered in the future to a stockholder at a shared address, the stockholder also may direct such notification to the Company directly by calling (513) 425-5595.

The Board of Directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying Notice of Meeting. However, if any other matters properly come before the meeting, it is intended that the holders of proxies will vote thereon in their discretion.

By order of the Board of Directors,

        David C. Horn

            Secretary

Middletown, Ohio

April 17, 2006

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A. Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 – Richard A. Abdoo	☐	☐	05 – Daniel J. Meyer	☐	☐

02 – Dr. Bonnie G. Hill	☐	☐	06 – Shirley D. Peterson	☐	☐

03 – Robert H. Jenkins	☐	☐	07 – Dr. James A. Thomson	☐	☐

04 – Lawrence A. Leser	☐	☐	08 – James L. Wainscott	☐	☐

B. Other Business

	For	Against	Abstain
2. To transact other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - AK Steel Holding Corporation

Annual Meeting of Stockholders

Proxy Solicited on behalf of the Board of Directors of the Company for the Annual Meeting May 19, 2006

The undersigned stockholder of AK Steel Holding Corporation (the “Company”) hereby appoints James L. Wainscott, David C. Horn and Albert E. Ferrara, Jr., and each of them, as attorneys-in-fact and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 19, 2006, and at any adjournment thereof, with authority to vote at such meeting all shares of Common Stock of the Company owned by the undersigned on March 27, 2006, in accordance with the directions indicated herein:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION AS A DIRECTOR OF EACH OF THE EIGHT NOMINEES NAMED ON THE REVERSE SIDE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT NOMINEES NAMED FOR ELECTION AS A DIRECTOR.

Please sign, date and return this proxy card promptly using the enclosed envelope.

(Continued and to be voted on reverse side.)